[USAA
EAGLE
LOGO (r)]
INFORMATION STATEMENT
REGARDING A SUBADVISER
CHANGE TO THE
USAA FIRST START GROWTH FUND

The USAA First Start Growth Fund’s Board of Trustees (the Board) recently approved Quantitative Management Associates, LLC (QMA) as a new subadviser for the USAA First Start Growth Fund (the Fund), with the change taking effect on October 1, 2011. In 2002, the U.S. Securities and Exchange Commission granted an order permitting USAA Investment Management Company (IMCO) to change subadvisers for a Fund without first calling a special shareholders meeting and obtaining shareholder approval (Order). One of the conditions of the Order requires IMCO, within 90 days of the hiring of any new subadviser, to furnish the Fund’s shareholders all the information that would have been included in a proxy statement. This statement provides such information regarding the hiring of QMA. This Information Statement is first being delivered to shareholders on or about December 1, 2011.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INVESTMENT SUBADVISORY AGREEMENT
BETWEEN IMCO AND
QUANTITATIVE MANAGEMENT ASSOCIATES, LLC

➢	WHAT WAS THE PROCESS THAT LED TO QUANTITATIVE MANAGEMENT ASSOCIATES, LLC BECOMING A NEW SUBADVISER TO THE FUND?

Earlier this year, Credit Suisse Asset Management (Credit Suisse) announced its intention to discontinue management of certain equity strategies, including the strategy managed on behalf of the Fund, effective September 30, 2011. As a result of Credit Suisse's departure, IMCO recommended that the Fund's Board approve a new subadvisory agreement (Subadvisory Agreement) between IMCO and Quantitative Management Associates, LLC (QMA). On September 20, 2011, following a review of QMA's capabilities and the terms of the Subadvisory Agreement, the Fund's Board approved the new Subadvisory Agreement. IMCO will continue to oversee the management of the Fund as its investment adviser.

➢	WHAT ARE THE KEY PROVISIONS OF THE SUBADVISORY AGREEMENT?

Under the Subadvisory Agreement, IMCO will employ QMA to manage a portion of the day-to-day investment of the Fund’s assets consistent with the Fund's investment objective, policies, and restrictions. QMA will be responsible for, among other things, placing all orders for the purchase and sale of portfolio securities, subject to the supervision and monitoring of IMCO and the over-sight of the Fund's Board. IMCO, and not the Fund, will be responsible for paying all fees charged by QMA for these subadvisory services. Any description of the Subadvisory Agreement set forth herein is qualified in its entirety by the actual Subadvisory Agreement, a form of which is attached as Exhibit A.

➢	WHEN DID THE INVESTMENT SUBADVISORY AGREEMENT TAKE EFFECT?

The Subadvisory Agreement took effect on October 1, 2011, and will remain in effect for an initial two-year period ending on September 30, 2013. Thereafter, the Subadvisory Agreement will continue automatically for successive years, provided that it is specifically approved at least annually by a vote of a majority of the Board members who are not “interested persons” as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940 (Independent Board Members) and by a majority of all Board members. The Fund may terminate the Subadvisory Agreement, without penalty, by a vote of a majority of the Independent Board Members or by vote of a majority of the Fund's outstanding shares, without penalty, on not more than 60 days' written notice to IMCO, and/or QMA. IMCO may at any time terminate the Subadvisory Agreement, without penalty, by written notice to QMA. QMA may terminate its Subadvisory Agreement, without penalty, by not less than 90 days' written notice to IMCO. The Subadvisory Agreement automatically will terminate without penalty in the event of its "assignment" as that term is defined in the Investment Company Act of 1940.

➢	WILL THE FUND'S TOTAL EXPENSES CHANGE AS A RESULT OF THE SUBADVISORY AGREEMENT WITH QMA?

No, the Subadvisory Agreement will not affect the Fund's total expense ratio. IMCO (not the Fund) pays a fee to QMA for services under the Subadvisory Agreement.

➢	WILL THE FUND'S INVESTMENT OBJECTIVE OR INVESTMENT STRATEGIES CHANGE AS A RESULT OF THE SUBADVISORY AGREEMENT WITH QMA?

The Fund's investment objective will remain the same. However, QMA expects to realign the Fund's portfolio to reflect its proprietary investment techniques. As a result, during the transition period, the Fund may experience higher portfolio turnover than normal and higher related transaction costs, including brokerage commissions. In addition, the Fund may realize capital gains when portfolio positions are sold. These realized capital gains may increase the Fund's taxable distributions for the current year.

➢	WHAT INFORMATION DID THE BOARD CONSIDER PRIOR TO APPROVING THE SUBADVISORY AGREEMENT WITH QMA?

At a meeting held on September 20, 2011, the Board, including the Independent Board Members, approved the Subadvisory Agreement with QMA. In advance of the meeting, the Board received and considered a variety of information relating to the Subadvisory Agreement and QMA, and was given the opportunity to ask questions and request additional information from management. The information provided to the Board included, among other things: (i) the qualifications of the individuals at QMA who would be responsible for providing investment management services for the Fund; and (ii) the fees to be paid to QMA. Prior to voting, the Independent Board Members reviewed the proposed Subadvisory Agreement with management and with experienced independent counsel and received materials from such counsel discussing the legal standards for their consideration of the proposed Subadvisory Agreement. The Independent Board Members also reviewed the proposed Subadvisory Agreement in private sessions with their counsel at which no representatives of management were present.

In approving the Fund's Subadvisory Agreement with QMA, the Board considered various factors, among them: (i) the nature, extent, and quality of services to be provided to the Fund by QMA, including the personnel that will be providing services; (ii) QMA's compensation and any other benefits that will be derived from the subadvisory relationship by QMA; (iii) comparisons, to the extent available, of subadvisory fees and performance to comparable investment companies; and (iv) the terms of the Subadvisory Agreement. The Board's analysis of these factors is set forth below.

After full consideration of a variety of factors, the Board, including the Independent Board Members, voted to approve the Subadvisory Agreement with QMA. In approving the Subadvisory Agreement, the Board did not identify any single factor as controlling, and each Independent Board Member may have attributed different weights to various factors. Throughout their deliberations, the Independent Board Members were represented and assisted by independent counsel.

Nature, Extent, and Quality of Services To Be Provided; Investment Personnel. The Board considered information provided to it regarding the services to be provided by QMA. The Board considered QMA's level of knowledge and investment style. The Board reviewed the experience and credentials of the investment personnel who would be responsible for managing the investment of portfolio securities with respect to the Fund and QMA's level of staffing. The Board noted their familiarity with the investment personnel at QMA through their prior experience with QMA's provision of subadvisory services to other funds advised by IMCO. The Board also noted QMA's brokerage practices. The Board also considered QMA's regulatory and compliance history. The Board noted that IMCO's monitoring processes of QMA would include: (i) regular telephonic meetings to discuss, among other matters, investment strategies and to review portfolio performance; (ii) monthly portfolio compliance checklists and quarterly compliance certifications to the Board; and (iii) periodic due diligence reviews of QMA. The Board also took into consideration the financial condition of QMA.

Subadviser Compensation. In considering the cost of services to be provided by QMA and the profitability to QMA of its relationship with the Fund, the Board noted that the fees under the Subadvisory Agreement would be paid by IMCO. The Board also relied on the ability of IMCO to negotiate the Subadvisory Agreement and the fees thereunder at arm's length. The Board also considered information relating to the cost of services to be provided by QMA, and the potential economies of scale in its management of the Fund, to the extent available. However, this information was less significant to the Board's consideration of the Subadvisory Agreement than the other factors considered for the above reasons.

Subadvisory Fees and Fund Performance. The Board considered the subadvisory fees for the Fund in comparison to the fees that QMA charges to comparable clients, as applicable. The Board considered that the Fund pays a management fee to IMCO and that, in turn, IMCO will pay a subadvisory fee to QMA. The Board took into account that the advisory fees paid by the Fund would not change. The Board noted IMCO's expertise and resources in monitoring the performance, investment style, and risk-adjusted performance of QMA.

The Board also noted QMA's long-term performance record for other accounts and that they believed the Fund would receive the same nature and scope of services.

Conclusion. The Board reached the following conclusions regarding the Subadvisory Agreement, among others: (i) QMA is qualified to manage a portion of the Fund's assets in accordance with its investment objectives and policies; (ii) QMA maintains appropriate compliance programs; (iii) and the Fund's advisory expenses are reasonable in relation to those of similar funds and to the services to be provided by IMCO and QMA. Based on its conclusions, the Board determined that approval of the Subadvisory Agreement with QMA would be in the best interests of the Fund and its shareholders.

➢	WHAT GENERAL INFORMATION IS AVAILABLE
ABOUT QMA?

QMA, located at Gateway Center Two, 100 Mulberry Street, Newark, New Jersey 07102, is an SEC registered investment adviser. QMA manages equity and balanced portfolios for institutional and retail clients. As of September 30, 2011, QMA managed approximately $64 billion in assets.

➢	WHO ARE THE DIRECTORS AND PRINCIPAL EXECUTIVE OFFICER OF QMA?

The names and principal occupations of the current directors and principal executive officer of QMA are set forth as follows:

Name	Principal Occupation
Scott L. Hayward	Chief Executive Officer & Member, Board of Managers of QMA
Margaret S. Stumpp	Chief Investment Officer & Member, Board of Managers of QMA
Dennis M. Kass
Chairman, Board of Managers of QMA  Other positions: Jennison Associates LLC, Chairman & CEO; The Prudential Insurance Company of America, Vice President; Prudential Investment Management, Inc., Senior Managing Director, Director & Vice President

Charles F. Lowrey
Member, Board of Managers of QMA.
Other positions: PIM Warehouse, Inc Chairman, Director; Prudential Asset Management Holding Company LLC Chairman, CEO, President; Prudential Investment Management, Inc. Chairman, CEO, President; Prudential Financial, Inc. COO, Executive Vice President; The Prudential Insurance Company of America, COO, Executive Vice President; Jennison Associates LLC, Director; PIM Investments Inc., Director; Pramerica (GP) Limited, Director; Pramerica (GP2) Limited, Director; PIM Foreign Investments, Inc, President; PIM Investments, Inc. President

Ronald K. Andrews
Member, Board of Managers of QMA Other positions: Jennison Associates LLC, Director; Prudential Investments LLC, Senior Vice President; Prudential Annuities Advisory Services, Inc., Senior Vice President

Deborah Hope Wedgeworth	Member, Board of Managers of QMA Other positions: Jennison Associates LLC, Director
Kenneth Moore
Chief Financial Officer & Member, Board of Managers of QMA Other positions: Jennison Associates LLC, Executive Vice President & Treasurer; The Prudential Insurance Company of America, Vice President; Prudential Investment Management, Inc., Vice President; Prudential Trust Company, Director

Debra Groisser	Chief Legal Officer of QMA

Clark D. Pellington	Chief Compliance Officer of QMA

During the last five fiscal years, no director or officer of QMA has engaged in any other business, profession, vocation, or employment of a substantial nature other than that of the business of investment management and, through affiliates, investment banking.

Each of these individuals has a business address of Gateway Center Two, 100 Mulberry Street, Newark, New Jersey 071029.

➢	DOES QMA OR ANY OF ITS AFFILIATES PROVIDE ANY ADDITIONAL SERVICES TO THE FUND?

No.

➢	WHAT WILL IMCO PAY QMA FOR ITS SUBADVISORY SERVICES?

QMA will charge IMCO 0.20% on the first $250 million of assets under management, and 0.15% on amounts thereafter. In addition, QMA will not seek to increase this fee during a three-year period ending October 1, 2014.

➢	DOES QMA ACT AS ADVISER FOR SIMILAR FUNDS?

No.

NAME AND ADDRESS OF
THE FUND'S INVESTMENT ADVISER,
PRINCIPAL UNDERWRITER, AND ADMINISTRATOR

IMCO, located at 9800 Fredericksburg Road, San Antonio, TX 78288, is the Fund’s investment adviser, principal underwriter, and administrator.

SHARES OWNED

As of October 31, 2011, there were 20,145,023.801 shares of the Fund outstanding. No shareholder held of record or owned beneficially 5% or more of the Fund.

FINANCIAL INFORMATION

THE FUND, WITHOUT CHARGE, WILL FURNISH TO YOU UPON REQUEST A COPY OF THE FUND'S ANNUAL REPORT FOR ITS MOST RECENT FISCAL YEAR AND A COPY OF ITS SEMIANNUAL REPORT FOR ANY SUBSEQUENT SEMIANNUAL PERIOD. SUCH REQUEST MAY BE DIRECTED TO USAA INVESTMENT MANAGEMENT COMPANY, 9800 FREDERICKSBURG ROAD, SAN ANTONIO, TEXAS 78288 OR (800) 531-8722.

HOUSEHOLDING

Each household will receive a single copy of this Information Statement even if you or a family member own more than one account in the Fund. For many of you, this eliminates duplicate copies and saves paper and postage costs to the Fund. However, if you would like to receive an individual copy of this Information Statement, please call us toll free at (800) 531-USAA (8722) or contact us at 9800 Fredericksburg Road, San Antonio, Texas 78288, and we will send you an individual copy.

Exhibit A

Amended Subadvisory Agreement

AMENDMENT NO. 2

TO

INVESTMENT SUBADVISORY AGREEMENT

AMENDMENT NO. 2 made as of the 1st day of October, 2011, (the Effective Date) to the Investment Subadvisory Agreement made as of the

9th day of July 2007, as amended, between USAA INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of the state of Delaware and having its principal place of business in San Antonio, Texas (IMCO) and Quantitative Management Associates, LLC, a limited liability company organized under the laws of the state of New Jersey and having its principal place of business in Newark, New Jersey (QMA) with respect to services provided to the First Start Growth Fund, a series of USAA Mutual Funds Trust.

IMCO and QMA agree to modify and amend the Investment Subadvisory Agreement described above (Agreement) as follows:

1. NEW FUND. IMCO hereby appoints QMA as an investment subadviser of the USAA First Start Growth Fund on the terms and conditions set forth in the Agreement.

2. SCHEDULE A. Schedule A to the Agreement, setting forth the Funds of the Trust for which QMA is appointed as an investment subadviser, is hereby replaced in its entirety by Schedule A (revised 10/1/11) attached hereto.

3. SCHEDULE B. Schedule B to the Agreement, setting forth the fees payable to QMA with respect to each Fund, is hereby replaced in its entirety by Schedule B (revised 10/1/11) attached hereto.

4. RATIFICATION. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, IMCO and QMA have caused this Amendment No. 2 to be executed as of the date first set forth above.

Attest:	USAA INVESTMENT MANAGEMENT COMPANY
By: /s/ Christopher P. Laia	By: /s/ Daniel S. McNamara
Name: Christopher P. Laia	Name: Daniel S. McNamara
Title: Secretary	Title: President

Name:
Title: Authorized Signatory

Attest:	Quantitative Management Associates, LLC
By: /s/ Kevin McGrory	By: /s/ Dina Santoro
Name: Kevin McGrory	Name: Dina Santoro
Title: Vice President	Title: Vice President

SCHEDULE A

Fund	Effective Date
Cornerstone Strategy Fund	July 9, 2007
Global Opportunities Fund	July 31, 2008
First Start Growth Fund	October 1, 2011

SCHEDULE B

FEES

Fund	Account Rate per annum of the average daily net assets of the Fund Account
Cornerstone Strategy Fund	0.25%
Global Opportunities Fund	0.25%*
First Start Growth Fund	For assets below $250 million - 0.20% For assets above $250 million 0.15%**

* QMA agrees that it will not seek to increase this fee rate during the three-year period ending July 30, 2012 (the Three-Year Lock). This Three-Year Lock does not limit the rights of a Fund’s shareholders, a Fund’s Board, or IMCO as set forth in Section 6 of the Agreement (“Duration and Termination of this Agreement”).

** QMA agrees that it will not seek to increase this fee rate during the three-year period ending October 1, 2014 (the Three-Year Lock). This Three-Year Lock does not limit the rights of a Fund’s shareholders, a Fund’s Board, or IMCO as set forth in Section 6 of the Agreement (“Duration and Termination of this Agreement”).

Revised:  October 1, 2011

[This page left blank intentionally]

[This page left blank intentionally]

[This page left blank intentionally]

97365-1111